Exhibit 99.1

May 7, 2008

John Lowber, (907) 868-5628; jlowber@gci.com

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

•                  Consolidated revenue of $134.7 million

•                  EBITDAS of $38.2 million

•                  Preliminary net income of $2.7 million or $0.04 per diluted share

•                  GCI closes $145 million incremental loan facility

•                  GCI closes fiber capacity transactions valued at $60 million

                                                ANCHORAGE, AK — GCI (NASDAQ:GNCMA) today reported first quarter 2008 revenues of $134.7 million, an increase of 7.7 percent over the first quarter of 2007. First quarter 2008 earnings before interest, taxes, depreciation, amortization and share based compensation expense (EBITDAS) totaled $38.2 million. EBITDAS increased $3.8 million or 10.8 percent from the first quarter of 2007. The increase in EBITDAS was attributable to strong performance in all of the company’s business segments.

                                                GCI’s preliminary first quarter 2008 net income is $2.7 million, or earnings per diluted share of $0.04. The quarterly net income amounts are preliminary as the company is determining the effect of an error in calculating depreciation in the initial year an asset is placed in service and for capitalizing interest on certain assets. The previous methods appear to be overly conservative potentially resulting in an overstatement of expenses and were not in conformance with generally accepted accounting principles (GAAP). A retroactive modification of these methods could result in an increase in previously reported net income. Revenues and EBITDAS are not affected. The amounts reported for the first quarter of 2008 include the computation of interest capitalization and depreciation in accordance with GAAP. These amounts may be subject to change as we finalize our analysis. The company’s preliminary first quarter net income compares to unaudited net income of $1.8 million, or earnings per diluted share of $0.03 in the same period of 2007.

                                                First quarter 2008 revenue increases from video, data and wireless were partially offset, as expected, by decreasing voice revenues when compared to the prior year.

                                                Revenues for the company increased $3.4 million, or 2.6 percent, over fourth quarter 2007 revenues of $131.3 million. First quarter EBITDAS of $38.2 million decreased 1.5 percent from $38.8 million in the fourth quarter of 2007.

                                                “GCI has a strong start in 2008 with both financial and strategic accomplishments,” said GCI president Ron Duncan. “I’m pleased to announce that shortly after the close of the first quarter we completed two important strategic goals. As expected we closed on a $145 million incremental addition to our senior financing facility. Our ability to do this in spite of the turbulent financial markets is a testament both to the underlying strength of the company and the skill and efforts of our financing team. Our five year business plan is now fully financed.”

                                                “Perhaps less expected by our investors, but of equal strategic and financial importance, we signed an agreement to provide fiber capacity to AT&T. In simple summary, we agreed to provide a large amount of diverse undersea fiber capacity between Alaska and the Lower 48 states to AT&T in a transaction which will bring more than $35 million in cash to GCI this year.”

                                                “Financial results for the quarter are strong, paced by solid customer metrics across all categories. Our consumer business had another blockbuster quarter and all of our business units, including network access continue to be strong, stable contributors to EBITDAS. We are off to a great start for the year and well on our way to meeting this year’s goals.”

                                                “Finally I’m pleased to note that in its recent order capping competitive carrier USF payments, the FCC included an exemption for those carriers that provide service to the residents of tribal lands and Alaska. The FCC’s recognition of the needs of rural areas is important to our rural wireless build-out. Over the next three years, we will deploy the first truly statewide mobile wireless network, seamlessly linking urban areas and small rural towns and villages.

                                                GCI reaffirms 2008 guidance for revenues of $550 million to $560 million and EBITDAS of more than $165 million. Additionally GCI anticipates cash receipts in excess of $45 million during 2008 as a result of fiber IRU agreements which are not otherwise reflected in current guidance. First quarter 2008 results exceeded our guidance for revenues of $130 million to $133 million. EBITDAS results for the first quarter were in line with our guidance. Second quarter revenues are expected to total $133 million to $136 million and EBITDAS is expected to exceed that of the first quarter.

Highlights

•                 GCI closed a $145 million incremental term loan facility on May 2, 2008. The loan amendment results in the re-pricing of the interest rate margin on the total facility from LIBOR plus 2.0 percent to LIBOR plus 4.25 percent and provides for certain loan covenant changes including an increase in the total debt leverage covenant to a maximum of 5.25 times EBITDAS until June 30, 2009. Thereafter the leverage covenant steps down to 5.0 times and further steps down to 4.50 times beginning in 2010. The loan facility is expected to fully finance the company’s five year capital plan.

•                 Subsequent to the close of the quarter GCI executed a binding contract to provide AT&T a large amount of undersea fiber optic capacity between Alaska and the lower 48 states. Under the agreement AT&T will receive a large initial increment of capacity on GCI’s two undersea fiber networks connecting Alaska with Washington and Oregon. AT&T was also granted options to acquire certain additional amounts of capacity in the future. GCI expects to receive cash payments in excess of $35 million from AT&T in connection with turn up of the initial capacity in 2008. Future payments for additional capacity are not expected to exceed $10 million. In addition AT&T will make certain payments to GCI associated with the operation and maintenance of GCI’s undersea fiber networks. GCI anticipates that the transaction will be accounted for as an IRU transfer with prepaid revenues to be recognized over the life of the agreement. The AT&T transaction when combined with the other completed fiber IRU contracts will result in the receipt of approximately $60 million in total value by GCI. GCI anticipates cash receipts in excess of $45 million during 2008 under these contracts.

•                 Consumer revenues totaled $61.4 million, an increase of 14.5 percent over the prior year and an increase of 5.9 percent over the fourth quarter of 2007. The increases were across all products and services.

•                 GCI local access lines increased by 2,800 over the fourth quarter of 2007. Consumer, network access and commercial local access lines totaled 122,900 at the end of the first quarter of 2008, representing an estimated 29 percent share of the total access lines market in Alaska. GCI began providing local access services on its own facilities in the Homer market during the first quarter of 2008.

•                 GCI has provisioned 68,900 consumer and commercial access lines on its own facilities at the end of the first quarter of 2008, an increase of 5,700 lines over the fourth quarter of 2007 and an increase of 22,400 lines when compared to the end of the first quarter of the prior year. The company had provisioned 46,500 consumer and commercial access lines on its own facilities at the end of the first quarter of 2007.

•                 GCI had 99,700 consumer and commercial cable modem access customers at the end of the first quarter of 2008, an increase of 3,200 over the 96,500 cable modem customers at the end of the fourth quarter 2007. Average monthly revenue per cable modem totaled $36.71 for the first quarter of 2008 as compared to $33.94 for the fourth quarter of 2007, an increase of 8.2 percent. The increase in average monthly revenues arises in part from customers upgrading to plans with increased levels of service.

•                 GCI had 80,200 wireless subscribers, an increase of 2,900 subscribers from the fourth quarter of 2007.

•                 The launch date of the Intelsat Galaxy 18 communications satellite is now scheduled for May 21, 2008. Galaxy 18 will replace the company’s existing transponder capacity on Galaxy XR when it reaches its proper orbit and is ready for service. Galaxy XR’s service life has been extended and is now expected to end on or about July 7, 2008.

•                 GCI did not repurchase any shares during the first quarter and its repurchase program in currently suspended. GCI’s amended loan agreement prohibits share repurchases when the company’s total debt leverage is greater than four times EBITDAS. GCI hopes to resume share repurchases as soon as free cash flows and debt covenants allow it to do so.

Consumer

                                                Consumer revenues increased 14.5 percent to $61.4 million as compared to $53.6 million in the first quarter of 2007 and increased 5.9 percent from the fourth quarter of 2007. The increase in revenue is due to increases in revenues from all consumer product offerings of voice, video, data and wireless services.

                                                Consumer voice revenues were up 4.3 percent over the prior year and 3.0 percent over the fourth quarter of 2007. Long distance minutes decreased, as expected, from the prior year. Consumer local access lines in service for the first quarter were up approximately 9,400 lines compared to the first quarter of 2007. Access lines in the first quarter increased by 2,400 over the fourth quarter of 2007. Voice revenues continue to increase due to customers taking voice services in existing and newly opened markets.

                                                GCI serves 55,500 consumer access lines on its own facilities, an increase of 4,800 lines from the fourth quarter of 2007. Using an average lease rate of $25.00 per line per month these access lines represent avoided costs with annual run rate savings of approximately $16.6 million.

                                                Consumer video revenues increased 8.5 percent over the prior year and were up 2.8 percent from the fourth quarter of 2007. The increase in revenue is due in part to an increase in video subscribers purchasing higher tier services including high definition or digital service and renting high definition/digital video recorders. Consumer video subscribers increased to 130,700, an increase of 6,200 subscribers over the first quarter of 2007 and an increase of 2,700 subscribers over the fourth quarter of 2007.

                                                Consumer data revenues increased 27.0 percent over the prior year and 8.8 percent over the fourth quarter of 2007. The increase in consumer data revenues is due to an increase in cable modem customers and an increase in average monthly revenue per modem subscriber. The increase in average monthly revenues arises in part from customers upgrading to plans with increased levels of service. GCI added 9,600 consumer cable modem customers over the prior year and 2,900 customers during the first quarter of 2008.

                                                Consumer wireless revenues increased to $13.8 million, an increase of 29.3 percent over the first quarter of 2007. The increase in wireless revenues is primarily due to an increase in wireless subscribers, including those of the company’s wireless subsidiary, Alaska DigiTel.

Network Access

                                                Network access revenues decreased 2.9 percent to $39.2 million as compared to $40.3 million in the first quarter of 2007 and increased 1.0 percent over the fourth quarter of 2007.

                                                Voice revenues decreased 10.2 percent from the prior year and decreased 1.1 percent from the fourth quarter of 2007. The decrease in voice revenues from the prior year is primarily due to the effects of rate reductions for other common carriers and the transition of voice traffic to dedicated data networks. Network access minutes decreased 0.4 percent to 314.6 million minutes for the first quarter of 2008 as compared to the first quarter of 2007. Minutes for the first quarter of 2008 increased 6.4 percent from the fourth quarter of 2007. The increase in minutes over the fourth quarter of 2007 is due to a shift in carrier traffic back to the company’s network by one of our carrier customers.

                                                Data revenues for the first quarter of 2008 were up 12.0 percent when compared to first quarter 2007 and up 6.0 percent from the fourth quarter of 2007. The increase in data revenues over the prior year is primarily due to an increase in circuits sold and from other common carriers moving switched voice services to data networks.

Commercial

                                                Commercial revenues increased 10.0 percent to $26.6 million as compared to $24.2 million in the first quarter of 2007 and decreased 1.5 percent from $27.0 million in the fourth quarter of 2007. Commercial revenues increased from the prior year primarily due to an increase in wireless and data revenues. Revenues declined from the fourth quarter of 2007 primarily due to seasonal decreases in video advertising and special project revenues.

                                                The decrease in year over year voice revenues was primarily due to a decrease in average revenue per minute. Commercial long distance minutes for the first quarter of 2008 were relatively unchanged from the prior year. Sequentially commercial minutes increased 6.8 percent over the fourth quarter of 2007. GCI increased commercial local access lines by 1,400 over the first quarter of 2007 and 400 commercial local access lines when compared to the fourth quarter of 2007.

                                                Video revenues increased 3.1 percent on a year-over-year basis and declined 13.3 percent sequentially due to seasonal fluctuations. The seasonal decline is primarily attributed to a decrease in advertising revenues.

                                                Commercial data network revenues in the first quarter of 2008 totaled $16.2 million, an increase of 16.2 percent when compared to $14.0 million in the first quarter of 2007 and decreased $0.4 million or 2.2 percent, when compared to $16.6 million in the fourth quarter of 2007

                                                Commercial data network revenues are comprised of $9.2 million in monthly recurring charges for data services and $7.0 million in charges billed on a time and materials basis largely for personnel providing on site customer support. This latter category can vary significantly based on project activity. For the first quarter of 2008 monthly recurring data revenues increased by approximately $0.2 million when compared to both the first and fourth quarters of 2007. Time and material charges increased by $2.0 million as compared to the first quarter of 2007 and decreased by $0.6 million as compared to the fourth quarter of 2007.

Managed Broadband

                                                Managed broadband revenues totaled $7.5 million in the first quarter of 2008, an increase of 8.8 percent from $6.9 million in the first quarter of 2007. Revenue for the first quarter was unchanged from the $7.5 million reported in the fourth quarter of 2007.

                                                GCI is in the process of deploying service for two new large customers, Aleutian East Borough School District and the North Slope Borough School District. Annual revenue for these two customers is expected to total approximately $2.7 million. Service for both contracts are expected to begin on July 1, 2008.

Other Items

                                                During the first quarter of 2008 GCI’s capital expenditures totaled $52.7 million as compared to $47.8 million in the fourth quarter of 2007. GCI’s capital expenditures include those of Alaska DigiTel.

                                                GCI will hold a conference call to discuss the quarter’s results on Thursday, May 8, 2008 beginning at 2 p.m. (Eastern). To access the briefing on May 8, dial 888-592-9602 (International callers should dial 210-795-2680) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-216-4459, access code 7461 (International callers should dial 402-220-3886.)

                                                GCI is the largest telecommunications company in Alaska. The company’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network, which by the end of 2008, will connect not only Anchorage but also Fairbanks, and Juneau/Southeast to the lower 48 states with a diversely routed, protected fiber network. The company’s satellite network provides communications services to small towns and villages throughout rural Alaska. GCI is now in the process of constructing Alaska’s first truly statewide mobile wireless network, which will seamlessly link urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about the company can be found at www.gci.com.

                                                The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results may differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

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GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	(Preliminary)	December
(Amounts in thousands)	March 31,	31,
	2008	2007

Assets

Current assets:

Cash and cash equivalents	$17,165	13,074

Receivables	92,154	97,913

Less allowance for doubtful receivables	1,551	1,657
Net receivables	90,603	96,256

Prepaid expenses	6,563	5,356
Inventories	3,814	2,541
Deferred income taxes	3,755	5,734
Other current assets	679	717
Total current assets	122,579	123,678

Property and equipment in service, net of depreciation	518,140	502,426
Construction in progress	84,950	69,409
Net property and equipment	603,090	571,835

Cable certificates	191,565	191,565
Goodwill	42,181	42,181
Wireless licenses	25,757	25,757
Other intangible assets, net of amortization	11,873	11,769
Deferred loan and senior notes costs, net of amortization	5,985	6,202
Other assets	9,508	9,399
Total other assets	286,869	286,873
Total assets	$1,012,538	982,386

(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Continued)

	(Preliminary)	December
	March 31,	31,
(Amounts in thousands)	2008	2007
Liabilities, Minority Interest, and Stockholders’ Equity
Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$2,382	2,375
Accounts payable	41,847	35,747
Deferred revenue	17,385	16,600
Accrued payroll and payroll related obligations	15,263	16,329
Accrued liabilities	8,326	7,536
Accrued interest	3,076	8,927
Subscriber deposits	956	877
Total current liabilities	89,235	88,391

Long-term debt	555,667	536,115
Obligations under capital leases, excluding current maturities	2,306	2,290
Obligation under capital lease due to related party, excluding current maturity	441	469
Deferred income taxes	84,440	83,481
Other liabilities	17,175	13,241
Total liabilities	749,264	723,987

Minority interest	6,528	6,478

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 49,915 and 50,437 shares at March 31, 2008 and December 31, 2007, respectively; outstanding 49,444 and 49,425 shares at March 31, 2008 and December 31, 2007, respectively	150,616	155,980

Class B. Authorized 10,000 shares; issued 3,256 and 3,257 shares at March 31, 2008 and December 31, 2007, respectively; outstanding 3,254 and 3,255 shares at March 31, 2008 and December 31, 2007, respectively; convertible on a share-per-share basis into Class A common stock	2,750	2,751

Less cost of 473 Class A and Class B common shares held in treasury at March 31, 2008 and December 31, 2007	(3,450)	(3,448)

Paid-in capital	22,180	20,132
Retained earnings	84,650	76,506
Total stockholders’ equity	256,746	251,921
Total liabilities, minority interest, and stockholders’ equity	$1,012,538	982,386

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

	(Unaudited)
	Three Months Ended
	March 31,
		2007
(Amounts in thousands, except per share amounts)	2008 (preliminary)	(as amended)

Revenues	$134,674	125,031

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	51,179	47,990
Selling, general and administrative expenses	46,538	43,605
Depreciation and amortization expense	22,470	21,416
Operating income	14,487	12,020

Other income (expense):
Interest expense	(8,685)	(8,700)
Loan and senior notes fees	(223)	(180)
Interest income	81	184
Minority interest	(50)	13
Other expense, net	(8,877)	(8,683)

Income before income tax expense	5,610	3,337

Income tax expense	2,931	1,525

Net income available to common shareholders	$2,679	1,812

Basic net income available to common shareholders per common share	$0.05	0.03

Diluted net income available to common shareholders per common share	$0.04	0.03

Common shares used to calculate basic EPS	52,259	53,260

Common shares used to calculate diluted EPS	52,906	54,953

Note:

We reclassified $4.9 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for the three months ended March 31, 2007 to make our income statement classification more consistent with that of our peers.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

SUPPLEMENTAL SCHEDULES

(Unaudited)

(Amounts in thousands)

	First Quarter 2008					First Quarter 2007 (as amended)
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$11,844	21,942	7,214	—	41,000	11,353	24,437	7,857	—	43,647
Video	25,647	—	1,820	—	27,467	23,631	—	1,766	—	25,397
Data	10,096	16,839	16,209	7,526	50,670	7,947	15,034	13,954	6,920	43,855
Wireless	13,796	393	1,348	—	15,537	10,672	856	604	—	12,132
Total	61,383	39,174	26,591	7,526	134,674	53,603	40,327	24,181	6,920	125,031

Cost of goods sold (exclusive of depreciation and amortization)	24,701	10,255	14,071	2,284	51,311	21,955	11,245	12,265	2,525	47,990

Contribution	36,682	28,919	12,520	5,242	83,363	31,648	29,082	11,916	4,395	77,041

Less SG&A	25,118	9,431	8,818	3,039	46,406	22,059	9,482	9,078	2,986	43,605
Add other income (expense)	(22)	(19)	(9)	—	(50)	6	5	2	—	13
EBITDA	11,542	19,469	3,693	2,203	36,907	9,595	19,605	2,840	1,409	33,449

Add share-based compensation	485	415	262	98	1,260	341	332	229	83	985
EBITDAS	$12,027	19,884	3,955	2,301	38,167	9,936	19,937	3,069	1,492	34,434

Note:

We reclassified $4.9 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for the three months ended March 31, 2007 to make our income statement classification more consistent with that of our peers.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

SUPPLEMENTAL SCHEDULES

(Unaudited)

(Amounts in thousands)

	First Quarter 2008					Fourth Quarter 2007
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$11,844	21,942	7,214	—	41,000	11,501	22,192	7,021	—	40,714
Video	25,647	—	1,820	—	27,467	24,955	—	2,100	—	27,055
Data	10,096	16,839	16,209	7,526	50,670	9,278	15,882	16,576	7,549	49,285
Wireless	13,796	393	1,348	—	15,537	12,242	704	1,300	—	14,246
Total	61,383	39,174	26,591	7,526	134,674	57,976	38,778	26,997	7,549	131,300

Cost of goods sold (exclusive of depreciation and amortization)	24,701	10,255	14,071	2,284	51,311	21,291	11,499	14,849	2,378	50,017

Contribution	36,682	28,919	12,520	5,242	83,363	36,685	27,279	12,148	5,171	81,283

Less SG&A	25,118	9,431	8,818	3,039	46,406	22,640	9,804	8,784	2,754	43,982
Add other income (expense)	(22)	(19)	(9)	—	(50)	4	4	2	—	10
EBITDA	11,542	19,469	3,693	2,203	36,907	14,049	17,479	3,366	2,417	37,311

Add share-based compensation	485	415	262	98	1,260	518	531	288	117	1,454
EBITDAS	$12,027	19,884	3,955	2,301	38,167	14,567	18,010	3,654	2,534	38,765

Note:

We reclassified $4.2 million of network maintenance and operations expense from selling, general and administrative expense to Cost of Goods Sold for the three months ended December 31, 2007 to make our income statement classification more consistent with that of our peers.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

KEY PERFORMANCE INDICATORS

(Unaudited)

				March 31, 2008		March 31, 2008
				as compared to		as compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2008	2007	2007	2007	2007	2007	2007
Consumer
Voice
Long-distance subscribers	90,400	89,600	89,900	800	500	0.9%	0.6%
Total local access lines in service	76,800	67,400	74,400	9,400	2,400	13.9%	3.2%
Local access lines in service on GCI facilities	55,500	37,400	50,700	18,100	4,800	48.4%	9.5%

Video
Basic subscribers	130,700	124,500	128,000	6,200	2,700	5.0%	2.1%
Digital programming tier subscribers	68,100	60,600	65,800	7,500	2,300	12.4%	3.5%
HD/DVR converter boxes	55,400	34,600	50,200	20,800	5,200	60.1%	10.4%
Homes passed	225,700	220,100	224,700	5,600	1,000	2.5%	0.4%

Data
Cable modem subscribers	90,900	81,300	88,000	9,600	2,900	11.8%	3.3%

Wireless
Wireless lines in service	73,000	60,000	70,000	13,000	3,000	21.7%	4.3%

Network Access Services
Data:
Total ISP access lines in service	2,600	3,100	2,600	(500)	—	-16.1%	0.0%

Commercial
Voice:
Long-distance subscribers	10,400	11,100	10,500	(700)	(100)	-6.3%	-1.0%
Total local access lines in service	43,500	42,100	43,100	1,400	400	3.3%	0.9%
Local access lines in service on GCI facilities	13,400	9,100	12,500	4,300	900	47.3%	7.2%

Video
Hotels and mini-headend subscribers	14,000	13,600	13,400	400	600	2.9%	4.5%
Basic subscribers	2,000	2,100	1,900	(100)	100	-4.8%	5.3%
Total basic subscribers	16,000	15,700	15,300	300	700	1.9%	4.6%

Data
Cable modem subscribers	8,800	8,000	8,500	800	300	10.0%	3.5%

Wireless
Wireless lines in service	7,200	6,200	7,300	1,000	(100)	16.1%	-1.4%

Broadband
SchoolAccess® customers	51	48	51	3	—	6.3%	0.0%
ConnectMD® customers	33	21	21	12	12	57.1%	57.1%

				March 31, 2008		March 31, 2008
	Three Months Ended			as Compared to		as Compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2008	2007	2007	2007	2007	2007	2007
Consumer
Voice
Long-distance minutes carried (in millions)	33.7	34.2	34.8	(0.5)	(1.1)	-1.5%	-3.2%

Video
Average monthly gross revenue per subscriber	$66.09	$63.38	$65.44	$2.71	$0.65	4.3%	1.0%

Wireless
Average monthly gross revenue per subscriber	$56.76	$53.59	$59.18	$3.17	$(2.42)	5.9%	-4.1%

Network Access Services
Voice
Long-distance minutes carried (in millions)	314.6	315.8	295.6	(1.2)	19.0	-0.4%	6.4%

Commercial
Voice:
Long-distance minutes carried (in millions)	32.8	32.9	30.7	(0.1)	2.1	-0.3%	6.8%

Total
Long-distance minutes carried (in millions)	381.1	382.9	361.1	(1.8)	20.0	-0.5%	5.5%

General Communication, Inc.

Non-GAAP Financial Reconciliation Schedule

(Unaudited, Amounts in Millions)

	Three Months Ended
	March 31, 2008 (preliminary)	March 31, 2007 (as amended)	December 31, 2007
Net income available to common shareholders	$2.7	1.8	3.8
Income tax expense	2.9	1.5	3.5
Income before income tax expense	5.6	3.3	7.3
Other (income) expense:
Interest expense	8.7	8.7	9.4
Loan and senior notes fees	0.2	0.2	0.3
Interest income	(0.1)	(0.2)	(0.1)
Other	0.1	—	—
Other expense, net	8.9	8.7	9.6
Operating income	14.5	12.0	16.9
Depreciation and amortization expense	22.5	21.4	20.4
Other	(0.1)	—	—
EBITDA (Note 2)	36.9	33.4	37.3
Share-based compensation expense	1.3	1.0	1.5
EBITDAS (Note 1)	$38.2	34.4	38.8

Notes:

(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI’s management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.